EXHIBIT 20.1

CHINA TECHNOLOGY DEVELOPMENT GROUP CORPORATION

Unit 1010-11, 10/F, West Tower, Shun Tak Centre,

168-200 Connaught Road Central, Hong Kong

February 10, 2012

To the Shareholders of China Technology Development Group Corporation:

You are cordially invited to attend an Extraordinary General Meeting of Shareholders, or the EGM, of China Technology Development Group Corporation to be held at our offices located at Unit 1010-11, 10/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong on March 30, 2012 at 10:00 a.m., Hong Kong time. The matters to be acted upon at the EGM are described in the Notice of Extraordinary General Meeting of Shareholders and related proxy statement included herewith. We request that you read all of these materials carefully.

We hope that you will attend the EGM in person. However, if you are not able to attend the EGM, to ensure your representation at the EGM, you are urged to vote as promptly as possible by signing, dating and returning the enclosed proxy card in the enclosed postage prepaid envelope. You may, of course, attend the EGM and vote in person even if you have signed and returned your proxy card to us.

Sincerely,
Maggie Ping Qiu
Company Secretary

IT IS IMPORTANT THAT YOU VOTE, SIGN AND RETURN

THE ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE

CHINA TECHNOLOGY DEVELOPMENT GROUP CORPORATION

Unit 1010-11, 10/F, West Tower, Shun Tak Centre,

168-200 Connaught Road Central, Hong Kong

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON MARCH 30, 2012

To the Shareholders of China Technology Development Group Corporation:

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of Shareholders (the “EGM”) of China Technology Development Group Corporation (“we”, “CTDC” or the “Company”) will be held at Unit 1010-11, 10/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong, on March 30, 2012 at 10:00 a.m., Hong Kong time, to consider and act upon the matters set out below. The following resolutions constitute ordinary resolutions of the shareholders (requiring a simple majority of the votes of the shares entitled to vote thereon which are present at the EGM and are voted and not abstained):

1.	Approval of the Subscription Agreement and the transactions contemplated thereby. To approve the Subscription Agreement described in the Proxy Statement accompanying this Notice, together with any amendments thereto as the Board of Directors may deem necessary or advisable, and the transactions contemplated thereby, including Sinofield’s issuance of ordinary shares to the Subscribers and Sinofield’s acquisition of the Exclusive Development Rights; and

2.	Other Business. To transact such other business as may properly come before the EGM or any adjournment or postponement thereof.

Based on publicly available information, the Company believes that one of the Subscribers, CMNE, currently holds approximately 18.37% of the Company’s outstanding Common Stock and all of the Company’s outstanding Preferred Stock. In addition, Mr. Alan Li, the Company’s Chairman of the Board, Executive Director and Chief Executive Officer, Mr. Zhenwei Lu, the Company’s Executive Director and Chief Financial Officer, and Mr. Xiangyi Zeng, the Company’s Assistant to CEO for China Business, are directors of CMNE.

Information regarding the matters to be considered, and if thought appropriate, acted upon at the EGM is contained in the accompanying Proxy Statement.

The close of business, Eastern Standard Time, on February 10, 2012 has been fixed as the record date for the determination of shareholders entitled to receive notice of, and vote at, the EGM or any adjournment or postponement thereof (the “Record Date”).

All shareholders are cordially invited to attend the EGM in person. If you would like to attend the EGM, please bring a form of personal identification. If your shares are held by a broker, bank or other nominee, please also bring to the EGM a letter from the nominee confirming your beneficial ownership of such shares.

Whether or not you expect to attend the EGM in person, you are respectfully requested by our Board of Directors to vote by completing, signing, dating and returning the enclosed proxy card promptly. Shareholders who execute proxy cards retain the right to revoke them at any time prior to the voting thereof at the EGM. A return envelope which requires no postage, if mailed in the United States, is enclosed for your convenience.

By Order of the Board of Directors

/s/ Maggie Ping Qiu
Maggie Ping Qiu
Company Secretary

Hong Kong

February 10, 2012

It is important that your shares be represented at the Extraordinary General Meeting of Shareholders. Each shareholder is urged to vote in person, by Internet or by mail. An envelope is enclosed for that purpose and requires no postage if mailed in the United States.

The Company is a foreign private issuer and is not subject to the proxy rules under Section 16 of the U.S. Securities Exchange Act of 1934, as amended. Accordingly, this proxy statement and its contents have not been reviewed or approved by the U.S. Securities and Exchange Commission, any state securities regulatory authority or the Nasdaq Stock Market.

CHINA TECHNOLOGY DEVELOPMENT GROUP CORPORATION

Unit 1010-11, 10/F, West Tower, Shun Tak Centre,

168-200 Connaught Road Central, Hong Kong

PROXY STATEMENT

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

This proxy statement (the “Proxy Statement”) is furnished to holders of the common stock, par value US$0.01 per share (“Common Stock”), and to holders of the preferred stock, par value US$0.01 per share (“Preferred Stock”), of China Technology Development Group Corporation (“we”, “CTDC” or the “Company”) in connection with the solicitation by and on behalf of its Board of Directors of proxy cards (“Proxy” or “Proxies”) for use at the Extraordinary General Meeting of Shareholders (the “EGM”) to be held on March 30, 2012 at 10:00 a.m., Hong Kong time, at Unit 1010-11, 10/F, West Tower, Shun Tak Centre, 168 – 200 Connaught Road Central, Hong Kong, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Extraordinary General Meeting of Shareholders (the “Notice”). The cost of preparing, assembling and mailing the Notice, this Proxy Statement and Proxies will be borne by the Company. The Company will also reimburse brokers who are holders of record of Common Stock for their postage expenses in forwarding Proxies and proxy materials to the beneficial owners of such Common Stock. In addition to the use of mails, Proxies may be solicited without additional compensation by directors, officers and employees of the Company by Internet, telephone, telecopy, telegraph or personal interview. The approximate mailing date of this Proxy Statement and other proxy materials is February 17, 2012 (the “Mailing Date”).

Unless otherwise specified, all proxies, in proper form, received before the time of the EGM will be voted “for” approval of the Subscription Agreement described in this Proxy Statement, together with any amendments thereto as the Board of Directors may deem necessary or advisable, and the transactions contemplated thereby, including Sinofield’s issuance of ordinary shares to the Subscribers and Sinofield’s acquisition of the Exclusive Development Rights.

A Proxy may be revoked by a shareholder at any time before its exercise by filing with the Secretary of the Company, at the address set forth above, an instrument of revocation or a duly executed proxy bearing a later date, or by attendance at the EGM and voting in person. Attendance at the EGM will not, in and of itself, constitute the revocation of a Proxy.

The close of business, Eastern Standard Time, on February 10, 2012 has been fixed by the Board of Directors as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of, and to vote at, the EGM and any adjournment thereof.

DEFINITIONS

Unless otherwise defined herein, capitalized terms in this Proxy Statement have the following meanings:

“Audit Committee”	:	means the Audit Committee of the Board of Directors

“Board” or “Board of Directors”	:	means the board of directors of the Company

“CGHL”	:	means China Green Holdings Limited

“CMNE”		means China Merchants New Energy Group Limited, which is the Company’s largest shareholder

“CTNE”	:	means China Technology New Energy Limited, which holds the Exclusive Development Rights

“Common Stock”	:	means the common stock of the Company, par value US$0.01 per share

“Company” or “CTDC”		means China Technology Development Group Corporation

“Director(s)”	:	means the members of the Board of Directors

“EGM”	:	means the Extraordinary General Meeting of Shareholders to be held at Unit 1010-11, 10/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong, on March 30, 2012 at 10:00 a.m., Hong Kong time

“Exclusive Development Rights”	:	means the exclusive rights to develop at least 180 MW roof-top solar plants on the buildings of China Merchants Logistics Holding Co., Ltd., China Merchants Bonded Logistics Ltd. and China Ocean Shipping Agency Shenzhen Ltd. in China

“Framework Agreement”	:	means the framework agreement dated January 16, 2012, made by and among CTDC, GCL, CMNE and Sinofield

“GCL”	:	means GCL-Poly Investment Limited

“Independent Appraisal Firm”	:	means Jones Lang LaSalle Corporate Appraisal and Advisory Limited

“Mailing Date”	:	means February 17, 2012

“Nasdaq”	:	means the Nasdaq Stock Market

“Notice”	:	means the accompanying Notice of the EGM

“Ordinary Shares”	:	means the ordinary shares of Sinofield, par value US$1.00 per share

“Preferred Stock”	:	means the preferred stock of the Company, par value US$0.01 per share

“Proxy Statement”	:	means this Proxy Statement for the EGM

“Record Date”	:	means the close of business, Eastern Standard Time, on February 10, 2012

“Shareholder(s)”	:	means the holders of record of Common Stock and Preferred Stock as of the Record Date entitled to vote at the EGM

“Shareholders Agreement”	:	means the Shareholders Agreement to be entered into by GCL, CGHL, CMNE and Sinofield upon completion of the Subscription contemplated under the Subscription Agreement

“Sinofield”	:	means Sinofield Group Limited, one of the Company’s wholly-owned subsidiaries

“Subscribers”	:	means GCL and CMNE collectively

“Subscription”	:	means the subscription for an aggregate of 300 Ordinary Shares of Sinofield by GCL and CMNE, as contemplated under the Subscription Agreement

“Subscription Agreement”	:	means the Subscription Agreement to be entered into by Sinofield, GCL and CMNE

“Transactions Documents”	:	means the Subscription Agreement and the Shareholders Agreement

VOTING SECURITIES

Only holders of record of Common Stock and Preferred Stock at the close of business, Eastern Standard Time, on February 10, 2012 are entitled to vote at the EGM. On the Record Date, there were 22,498,549 shares of Common Stock and 1,000,000 shares of Preferred Stock issued and outstanding. For purposes of voting at the EGM, each share of Common Stock entitles its holder to one vote on all matters to be acted upon at the EGM, and all 1,000,000 shares of Preferred Stock entitle its holder to a number of votes equal to 25% of the combined number of votes of the outstanding Preferred Stock and Common Stock.

Pursuant to the Company’s Memorandum and Articles of Association, a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 33.33% of the votes of the shares entitled to vote on resolutions of shareholders to be considered at the meeting. Resolutions of the shareholders may be approved by either an ordinary resolution (“Ordinary Resolution”) or a special resolution (“Special Resolution”). In the case of an Ordinary Resolution, a simple majority of the votes of the shares entitled to vote thereon, which were present at the meeting and were voted and not abstained, are required for the approval of the resolution. In the case of a Special Resolution, not less than 75% of the votes of the shares entitled to vote thereon, which were present at the meeting and were voted and not abstained, are required for the approval of the resolution. Proposal 1 regarding approval of the Subscription Agreement and the transactions contemplated thereby requires the approval of the Company’s shareholders by an Ordinary Resolution.

CMNE, in its capacity as a shareholder, will be entitled to vote on Proposal 1 despite being an interested party.

Abstentions and broker non-votes in respect of any matter are not considered as votes cast and therefore do not have any effect for the purpose of determining whether a proposal has been approved.

PRINCIPAL SHAREHOLDERS

The following table sets forth, to our knowledge, the beneficial ownership as of February 10, 2012 of (i) all persons known by us to be beneficial owners of five percent (5%) or more of the outstanding Common Stock, (ii) each director and executive officer of the Company, (iii) our current directors and executive officers as a group, and (iv) all persons known by us to be beneficial owners of our Preferred Shares. The address of each of our directors and officers is c/o China Technology Development Group Corporation, Unit 1010-1011, 10/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong SAR, China.

Name and Address of Beneficial Owner	Common Shares beneficially owned (1)	Percent of class

Shareholders known by the Company to own beneficially five percent or more of the outstanding Common Stock:

China Merchants New Energy Group Limited (formerly known as China Technology Investment Group Limited) (“CMNE”) of 5/F, B&H Plaza, 27 Industry Ave, Shekou, Shenzhen 518067, PR China	4,132,168	18.37%

CMTF Private Equity One of 48/F, One Exchange Square, Central, Hong Kong SAR, China	3,322,260	14.77%

China Wanhe Investment Limited of Suite 2616, Jardine House, 1 Connaught Place, Central, Hong Kong SAR, China.	2,000,000	8.89%

Directors and officers of the Company: (excluding shares issuable upon options which are currently vested or are exercisable within 60 days of the date hereof)

Lin-Hsiang Liao	709,920	3.16%

Alan Li (2)	0	*

Zhenwei Lu (2)	0	*

Loong Cheong Chang	0	*

Xinping Shi	0	*

Yezhong Ni	0	*

Weidong Wang	0	*

Yu Keung Poon	0	*

Bruno Luis Diaz Herrera	0	*

Weining Zhang	0	*

All officers and directors as a group (10 persons) (2)	709,920	3.16%

Shareholders known by the Company to own beneficially the outstanding Preferred Stock:	Preferred Shares beneficially owned	Percent of class

CMNE ** of 5/F, B&H Plaza, 27 Industry Ave, Shekou, Shenzhen 518067, PR China	1,000,000	100%

*	less than 1%.

**	CMNE owns 1,000,000 shares of our Preferred Stock, representing 25% of the combined voting power of our outstanding Common Stock and Preferred Stock.

(1)	Unless otherwise noted, all persons named have sole voting and investment power with respect to all Common Stock beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of a person, we don’t include the shares subject to options held by that person which are currently exercisable or exercisable within 60 days of the date hereof.

(2)	Mr. Alan Li, Chairman of the Board, Executive Director and Chief Executive Officer, and Mr. Zhenwei Lu, Executive Director and Chief Financial Officer of the Company, are also directors of CMNE and therefore may be deemed to beneficially own the Common Stock owned by CMNE.

We have issued a total of 1,000,000 shares of Preferred Stock, all of which are owned by CMNE. The Preferred Stock represents 25% of the combined voting power of our outstanding Common Stock and Preferred Stock. The rights, preferences and privileges of the Preferred Stock are as follows:

•	Voting rights. The 1,000,000 shares of Preferred Stock have an aggregate voting power equal to 25% of the combined voting power of our outstanding Common Stock and Preferred Stock.

•	Dividends. Holders of Preferred Stock are entitled to receive dividends only as, when and if such dividends are declared by the Board of Directors.

•

Liquidation preference. In the event of any distribution of assets upon any liquidation, dissolution or winding up of our Company, whether voluntary or involuntary, after payment or provision for payments of our debts and other liabilities, holders of Preferred Stock are entitled to receive out of our assets an amount equal to the consideration paid by them plus any accrued and unpaid dividends with respect to such shares of Preferred Stock through the date of such liquidation, dissolution or winding up.

•	Redemption. The Preferred Stock is not redeemable.

•	Convertible. The Preferred Stock is not convertible.

PROPOSAL 1

APPROVAL OF THE SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS

CONTEMPLATED THEREBY

The following is a summary of the material terms of the proposed cooperation and transaction with GCL-Poly Investment Limited and China Merchants New Energy Group Limited contemplated in the Subscription Agreement. This summary is intended to provide you with basic information regarding the transactions proposed. It is not a substitute for reviewing the complete text of Transaction Documents, which we will include in a separate Form 6-K prior to the EGM. In the event of any conflict between the description provided in this Proxy Statement and any subsequent filing on Form 6-K, such subsequent filing on Form 6-K will be deemed to supersede the description (or applicable portion thereof) set forth in this Proxy Statement. You should read this summary in conjunction with the Transaction Documents.

Cooperation and Transaction

Cooperation Framework

The Company from time to time evaluates opportunities to partner with leading industrial players to expand its solar business worldwide, in order to achieve corporate objectives as established by the Board of Directors and to maximize return on equity for Shareholders. After due and careful consideration, the Board of Directors has determined that it is in the best interest of the Company and its Shareholders to cooperate with partners with sound experience and resources in solar power plants to expand and further develop its business operations.

Accordingly, on January 16, 2012, we entered into a Framework Agreement with GCL-Poly Investment Limited (“GCL”) and China Merchants New Energy Group Limited (“CMNE”) to set out our mutual intentions and plans to cooperate on the development of roof-top solar power plants and systems in the USA and China (the “Framework Agreement”).

Pursuant to the Framework Agreement, among other things, CTDC, GCL and CMNE plan to restructure Sinofield as a platform to realize their cooperation on roof-top solar plants in China. GCL will subscribe and purchase 80 newly issued Ordinary Shares of Sinofield in consideration for HK$48 million in cash, and it is expected that GCL will become a 20% shareholder of Sinofield upon closing of the transaction. CMNE will acquire 220 newly issued Ordinary Shares of Sinofield in consideration for contributing exclusive rights to develop at least 180 MW roof-top solar plants in China (the “Exclusive Development Rights”), and it is expected that CMNE will become a 55% shareholder of Sinofield upon closing of the transaction. The Company holds 100 Ordinary Shares of Sinofield and, immediately following the closing of the transaction, will have a 25% interest in Sinofield. The Exclusive Development Rights are mainly comprised of 25-year exclusive rights to develop solar plants on warehouse rooftops of three enterprises within China: China Merchants Logistics Holding Co., Ltd.; China Merchants Bonded Logistics Ltd.; and China Ocean Shipping Agency Shenzhen Ltd. The value of the Exclusive Development Rights and the final shareholding percentages in Sinofield of CTDC, GCL and CMNE were agreed to by the parties based on due diligence results and an independent appraisal report, which we will include in a separate Form 6-K prior to the EGM. GCL and CTDC also plan to jointly develop and invest in solar parks in the United States. In addition, the Framework Agreement provides that GCL will assist CTDC in investing in solar parks that have been installed or that are being installed by GCL in the USA.

The provisions of Framework Agreement are not exhaustive and complete and are subject to additional definitive legal documents in connection with the specific transactions contemplated therein. With regard to the restructuring and future operation of Sinofield, the parties intend to set out the terms and conditions with legal binding effect in the Subscription Agreement and the Shareholders Agreement described in the section entitled “Summary of Material Terms of the Transactions Documents” hereafter .

Subscription Transactions

In connection with the planned cooperation on the development of rooftop solar power plants and systems in China, GCL and CMNE (collectively the “Subscribers”) will subscribe for and purchase from Sinofield, upon the terms and subject to the conditions set forth in the Subscription Agreement, 80 Ordinary Shares and 220 Ordinary Shares of Sinofield respectively. In consideration of Sinofield’s allotment and issuance of Ordinary Shares, GCL shall pay to Sinofield HK$48,000,000 in readily available funds and CMNE shall transfer to Sinofield its entire interest in China Technology New Energy Limited (“CTNE”), which holds exclusive rights to develop roof-top solar plants in China valid for 25 years, valued at HK$132,000,000 as mutually agreed upon by the parties based on the independent appraisal report. Upon completion of the subscription as contemplated in the Subscription Agreement, the Subscribers, Sinofield and Sinofield’s current parent company China Green Holdings Limited (“CGHL”) will enter into a Shareholders Agreement to establish certain matters pertaining to the operation and management of Sinofield and to regulate certain rights and obligations among the shareholders of Sinofield with respect thereto. A summary of the material terms of the Subscription Agreement and the Shareholders Agreement is set forth in the section entitled “Summary of Material Terms of the Transactions Documents” hereafter.

About the Subscribers

GCL

GCL is a company incorporated under the laws of the British Virgin Islands. GCL is a wholly-owned subsidiary of GCL-Poly Energy Holdings Limited (HKSE:3800). GCL-Poly Energy Holdings Limited is one of the largest global polysilicon producers, one of the world’s leading wafer suppliers, and a top green energy enterprise in China. According to its website, GCL-Poly Energy Holdings Limited’s annual polysilicon production capacity reached 46,000 MT at the end of 2011, its wafer production capacity achieved 6.5 GW at the end of July of 2011, and the quality of its polysilicon products has reached electronics grade level. In addition to 16 MW solar plants in operation in the U.S., it owns a 20 MW solar farm in Xuzhou, Jiangsu province. For more information about GCL-Poly Energy Holdings Limited, please visit www.gcl-poly.com.hk.

CMNE

CMNE, formerly known as China Technology Investment Group Ltd., is a company incorporated under the laws of the British Virgin Islands. CMNE is a holding management company owning the entire equity interest in CTNE, which has exclusive development and operation rights with respect to more than one million square meters of warehouse rooftops in China. For more information, please visit www.cmnechina.com.

To our best knowledge, CMNE is ultimately controlled by China Merchants Group, owning 53.56% shares in CMNE through its subsidiaries. China Merchants Group is a state-owned enterprise in China spanning a history of 140 years, with headquarters located in Hong Kong. Reputable CMG’s subsidiaries include China Merchants Holdings (International), China Merchants Bank, China Merchants Securities, China Merchants Property Development, China International Marine Containers and etc. For more information about CMG, please visit the company’s website at www.cmhk.com.

CMNE holds 18.37% of our outstanding common shares and 100% of our outstanding preferred shares. Mr. Alan Li, Chairman of the Board, Executive Director and Chief Executive Officer of the Company, Mr. Zhenwei Lu, Executive Director and Chief Financial Officer of the Company, and Mr. Xiangyi Zeng, Assistant to CEO for China Business of the Company, are directors of CMNE.

About Sinofield Group Limited

Sinofield Group Limited, one of our wholly-owned subsidiaries, is a company incorporated under the laws of the British Virgin Islands. Sinofield functions as a holding vehicle company which directly holds CTDC’s entire equity interest in Faster Assets Limited and China Merchants Zhangzhou Development Zone Trendar Solar Tech Ltd. Faster Assets Limited holds China Merchants Zhangzhou Development Zone Broad Shine Solar Technology Limited, which owns one factory building and other residential properties at China Merchants Zhangzhou Development Zone in Fujian Province, China. China Merchants Zhangzhou Development Zone Trendar Solar Tech Ltd. is a production base manufacturing solar modules and holds Xiamen Chuangri New Energy Technology Ltd., which is used as a project company. The group structure of the Company as the date hereof is displayed as below:

Upon completion of the subscription contemplated under the Subscription Agreement, we estimate that GCL, CGHL and CMNE will beneficially own 80, 100 and 220 Ordinary Shares of Sinofield, representing 20%, 25% and 55%, respectively, of the total issued and outstanding capital stock of Sinofield and CTNE will become a wholly-owned subsidiary of Sinofield. Upon completion of these transactions, we expect the structure of Sinofield line to be as follows and the other subsidiaries of the Company to remain unchanged:

Our Development Strategy

The Company’s business has undergone several evolutions since its foundation in 1995. We entered into the solar industry in 2007 by manufacturing SnO2 solar base plates, a type of transparent conductive oxide glass which is a key component of thin-film solar cells. In 2009, we participated in preliminary design and development of the grid-connected solar power farm located in Qinghai Province, China. Since 2010, we have been manufacturing mono- and polycrystalline solar modules. We established sales offices in Italy and Germany in 2011. We have been involved in solar plant development in Europe with local partners and plan to continue to expand our business into overseas markets.

We anticipate growth in market demand for solar power applications driven by various government subsidies and economic incentives. Our strategic business goal is to become a leading renewable energy application solution provider and specializing in the development, construction and operation of solar power plants in Europe, the United States and Asia. Our growth strategy requires us to introduce additional solar products and services through partnerships, joint ventures and acquisitions. We have been partnering with the local solar companies in Europe to develop solar farms in Italy, and we have established an office and project team in Germany. We expect the strategic partnership with GCL and CNME to help us expand our business to capture market opportunities and penetration in the United States and China. GCL’s parent company has sound expertise and experience in developing and operating solar farm in the United States and China, and CMNE’s parent company has significant resources for developing roof-top solar plants in China. We believe that our cooperation with GCL and CMNE will enable us to expand our business more efficiently in the both regions.

Review by the Audit Committee

With authorization from the Board of Directors, our Audit Committee (consisting of three independent Directors) reviews and oversees the transactions contemplated under the Subscription Agreement on an ongoing basis. The Audit Committee is authorized to be given the resources and assistance necessary to discharge its responsibilities, including without limitation, to engage independent consultants, outside legal and financial advisors as it may deem necessary and appropriate. The Audit Committee reports its findings and recommendations to the Board of Directors from time to time.

Introduction of the Independent Appraisal Firm

We and GCL have jointly retained Jones Lang LaSalle Corporate Appraisal and Advisory Limited (the “Independent Appraisal Firm”) to evaluate the fair value of the Exclusive Development Rights in CTNE. Jones Lang LaSalle Corporate Appraisal and Advisory Limited is the business unit of Jones Lang LaSalle, Inc. providing corporate appraisal and advisory services. Jones Lang LaSalle Corporate Appraisal and Advisor Limited (formerly known as Jones Lang LaSalle Sallmanns) was established in 2008 following the acquisition of Sallmanns by Jones Lang LaSalle. Originally founded in Hong Kong in 1988, Sallmanns was the first chartered surveyors firm and external valuers permitted by the PRC government to establish a valuation office in Beijing after its appointment with Tsingtao Brewery in connection with its listing on the Hong Kong Stock Exchange. None of the Company’s directors, officers, or employees is a related party to the Independent Appraisal Firm.

The Independent Appraisal Firm is currently working on their valuation report, which we expect to be available by March 2012. Following the receipt of the report, we intend to file a copy of the report on Form 6-K for consideration by the Shareholders prior to the EGM. The report will be made available for inspection and copying by any Shareholder or its representative who has been so designated in writing at our principal executive offices located at Unit 10-11, 10/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong during our regular business hours. Alternatively, a copy of the report can be transmitted to any interested Shareholder or its representative who has been so designated in writing upon written request and at the expense of the requesting Shareholder.

Summary of Major Terms of the Transactions Documents

Subscription Agreement

Subject to approval of Proposal 1 by CTDC’s shareholders, Sinofield, GCL and CMNE will enter into the Subscription Agreement, pursuant to which GCL and CMNE will subscribe for 80 Ordinary Shares and 220 Ordinary Shares, respectively, of Sinofield. In consideration of Sinofield’s allotment and issuance of Ordinary Shares, GCL shall pay to Sinofield HK$48,000,000 in readily available funds and CMNE shall transfer to Sinofield its entire interest in CTNE valued at HK$132,000,000, as mutually agreed upon by the Parties based on an independent appraisal report. Upon completion of the Subscription, Sinofield will receive subscription proceeds of HK$48,000,000 as proceeds to be used as working capital and CTNE will become a wholly-owned subsidiary of Sinofield.

Conditions Precedent

The obligations of each party to effect the closing of the Subscription under the Subscription Agreement is subject to the fulfillment of certain conditions precedent requiring, among other things, accuracy of all representations and warranties made the Subscription Agreement, performance of all obligations by all parties in the Subscription Agreement; satisfaction with the results of diligence review and other conditions precedent customary in transactions of this kind.

Representations, Warranties and Undertakings

The Subscription Agreement contains representations and warranties from each party relating to, among other things, corporate status, power and authority, authorization and enforceability, no conflicts, regulatory approvals, due diligence, legal and regulatory compliance, absence of material adverse changes, litigation, and other matters customary in transactions of this kind.

Shareholders Agreement

Upon completion of the subscription as contemplated in the Subscription Agreement, we expect that GCL, CGHL and CMNE will own 80, 100 and 220 Ordinary Shares of Sinofield, representing 20%, 25% and 55%, respectively, of the total issued and outstanding capital stock of Sinofield (the “Shareholding Structure”). GCL, CGHL, CMNE and Sinofield will enter into a Shareholders Agreement to establish certain matters pertaining to the operation and management of Sinofield and to regulate certain rights and obligations among the shareholders of Sinofield with respect thereto.

Subsequent Transfer of Shares and Issuance of New Shares

So long as the Shareholding Structure remains unchanged, GCL, CGHL and CMNE will enjoy a right of first refusal for the subsequent transfer of shares from the shareholders of Sinofield and preemptive rights for the issuance of new shares by Sinofield.

The rights of first refusal and the preemptive rights will terminate upon the earliest occurrence of (a) the date on which such shareholder ceases to hold at least 5% of Sinofield’s outstanding Ordinary Shares, (b) the date on which Sinofield becomes a public listed company, or (c) a liquidation event of Sinofield.

Board of Directors and Management

So long as the Shareholding Structure remains unchanged, CMNE has the right to nominate 3 directors, GCL has the right to nominate 1 director and CGHL has the right to nominate 1 director of the board of directors of Sinofield. In addition, CMNE has the right to nominate a general manager and GCL has the right to nominate a deputy general manager of Sinofield, subject to the approval of the board of directors. As a result, CMNE will have the ability to control Sinofield.

Sinofield will agree to indemnify the members of its board of directors to the maximum extent permitted by the laws of the British Virgin Islands, subject to the provisions in the articles of association of Sinofield.

Nasdaq Listing Requirements and our Corporate Governance Practice

Our Common Stock is listed on the Nasdaq Capital Market and, as such, we are subject to the rules and regulations established by the Nasdaq Stock Market (“Nasdaq”) applicable to listed companies. At the same time, we are incorporated under the laws of the British Virgin Islands, and we are a Foreign Private Issuer as defined under Rule 3b-4 under the United States Securities Exchange Act of 1934.

Nasdaq has adopted its Rule 5600 Series to impose various corporate governance requirements on listed companies. Rule 5615 provides that foreign private issuers such as our company are required to comply with certain specific requirements of the Rule 5600 Series, but, as to the balance of the Rule 5600 Series, foreign private issuers are not required to comply if the laws of the foreign private issuer’s home country do not otherwise require compliance.

We currently comply with the specifically mandated provisions of the Rule 5600 Series. However, we are permitted to follow the corporate governance practices in the British Virgin Islands in lieu of certain corporate governance requirements contained in the Rule 5600 Series. As disclosed in our annual report on Form 20-F for the year ended December 31, 2010, we have determined not to comply with certain provisions of the Rule 5600 Series (specifically, Rule 5605(b)(2), Rule 5605(d), Rule 5630 and Rule 5635), since the laws of the British Virgin Islands do not require compliance.

Notwithstanding the above, our Board of Directors, with recommendation of our Audit Committee, has determined to submit the transactions contemplated under the Subscription Agreement to our shareholders for approval, taking into consideration the following:

(a) one of the Subscribers, CMNE, is a Substantial Shareholder of the Company as defined under Nasdaq Rule 5635(e) (3) and holds 18.37% of our outstanding Common Stock and 100% of our outstanding Preferred Stock;

(b) Mr. Alan Li, Chairman of the Board, Executive Director and Chief Executive Officer of the Company, Mr. Zhenwei Lu, Executive Director and Chief Financial Officer of the Company, and Mr. Xiangyi Zeng, Assistant to CEO for China Business of the Company, are directors of CMNE; and

(c) upon completion of the transactions contemplated under the Subscription Agreement, the shareholding of the Company in Sinofield and its subsidiaries will be reduced from 100% to 25%, which will impact the Company’s financial results for the year ending December 31, 2012 and future periods.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ORDINARY RESOLUTION IN RESPECT OF THE PROPOSAL FOR THE SUBSCRIPTION AGREEMENT, TOGETHER WITH ANY AMENDMENTS THERETO AS THE BOARD OF DIRECTORS MAY DEEM NECESSARY OR ADVISABLE, AND THE TRANSACTIONS CONTEMPLATED THEREBY.

CMNE, WHICH CURRENTLY HOLDS 18.37% OF OUR OUTSTANDING COMMON STOCK AND 100% OF OUR OUTSTANDING PREFERRED STOCK, HAS ADVISED US THAT IT INTENDS TO VOTE “FOR” PROPOSAL 1.

MISCELLANEOUS

Forward-looking Statements

It should be noted that this Proxy Statement may contain forward-looking statements intended to qualify for the safe harbor from liability established by the United States Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. In some cases, you can identify these forward-looking statements by words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “plan,” “predict,” “potential,” “seek,” “should,” “will,” “would” or similar expressions, including their negatives. The forward-looking statements made in this Proxy Statement relate only to events as of the date on which the statements are made. You should read this proxy statement completely and with the understanding that actual future results may be materially different from what we expect. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though our situation will change in the future.

Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. Factors that could cause these differences include the risk factors specified in our annual report on Form 20-F for the year ended December 31, 2010 under “Item 3.D Risk Factors”, which includes a description of the principal contingencies and uncertainties to which we believe we are subject.

GENERAL

Management does not know of any matters other than those described in this Proxy Statement that are to be presented for action at the EGM. If any other matters should properly come before the EGM, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

The Company will bear the cost of preparing, printing, assembling and mailing the proxy, the Proxy Statement and other materials which may be sent to Shareholders in connection with this solicitation. It is contemplated that brokerage houses will forward the proxy materials to beneficial owners at their request. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies without additional compensation, by telephone or telegraph. We have engaged American Stock Transfer & Trust Company to assist in the distribution of proxy materials to the record shareholders. We have also retained Broadridge Investor Communication Solutions, Inc. to aid in the solicitation of proxies of shareholders by Internet Notice & Access of Proxy Materials at an estimated cost of US$12,000. Other than service fees for using Internet Notice & Access of Proxy Materials and reimbursement of certain out-of-pocket expenses, there is no additional fee for its service to distribute proxy solicitation materials and the solicitation of votes. We may also reimburse brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals and obtaining their proxies.

It is important that your shares be represented at the EGM. If you are unable to be present in person, you are respectfully requested to vote by Internet or by mail, as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors

/s/ Maggie Ping Qiu
Maggie Ping Qiu
Company Secretary

Hong Kong,

February 10, 2012